CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), entered into as of February 1, 2004 by and between Azur International. Inc., a Nevada company ("Azur"), and Donald Goree (the "Consultant").

Recitals

A. Consultant has certain expertise in real estate development business and desires to provide the Corporation with advice and consulting services (the "Consultant Services").

B. The Corporation desires to engage the Consultant as a consultant to the Corporation.

C. The Consultant and the Corporation desire to enter into this Agreement in accordance with the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. CONSULTANT SERVICES. Consultant shall provide to the Corporation consulting services in connection with special assignments as determined by the Board of Directors of the Corporation (the "Board") from time to time.

During the term of this Agreement, the Consultant shall also serve as chairman of the Board of Directors and Chief Executive Officer of the Corporation (collectively the "Position") and shall perform all duties commensurate with the Position and as may reasonably be assigned to his from time to time by the Directors of the Corporation ("the "Directors") or their designee. The Consultant shall use the Consultant's best efforts, skills and abilities to promote the interests of the Corporation and to diligently and competently perform faithfully and efficiently the duties of the Position. Consultant acknowledges that he may need to spend time traveling from time to time working on Corporation projects. Consultant shall have 30 paid vacation days per calendar year. Vacation days not taken during a calendar year may not be accrued.

The Consultant shall, during the term of this Agreement, devote his full-time efforts, attention and energies to the performance of his duties hereunder. Consultant may devote a portion of his time to other consulting jobs unrelated and not competitive with Company business.

2. TERM. The term of the Agreement will commence on the first (1st) day of the month of February, 2004 (the "Commencement Date"), and shall continue for a period of thirty six (36) months from the Commencement Date, ending on the final day of the thirty sixth (36th) month following the Commencement Date (the "Initial Term"). This Agreement may thereafter be renewed, by written notice to the Consultant delivered to Consultant 90 days prior to the expiration of the Initial Term or the Renewal Term, as the case may be, at the option of the Corporation for three additional successive twelve (12) month periods ("Renewal Term"). If this Agreement is renewed, the Renewal Term shall commence on the first (1st) day following the expiration of the Initial Term or the preceding Renewal Term, as the case may be.

3. COMPENSATION. The Corporation shall pay compensation to the Consultant at a rate as follows:

Year One: 500,000 restricted shares of Azur International Inc.
Year Two: $360,000 per year plus 500,000 restricted shares of Azur International Inc.
Year Three: $480,000 per year plus 500,000 restricted shares of Azur International Inc.

Cash Payments shall be made to the Consultant and payable on the 1st and 15th day of each calendar month in arrears. The Consultant shall be responsible for all his personal tax liabilities as to all Consultant Fees paid by the Corporation to the Consultant hereunder.

3.1 Health Insurance. The Corporation agrees to provide Executive with health insurance pursuant the Corporation's policies.

3.2 Automobile. The Corporation agrees to provide Executive with an automobile pursuant the Corporation's policies.

4. REIMBURSEMENT OF EXPENSES. During the Term of this Agreement, the Consultant shall be entitled to reimbursement for reasonable business expenses incurred by the Consultant on behalf of the Corporation in connection with the performance of his services under this Agreement within 15 days of submission of reasonable supporting documentation. The Corporation shall use its best efforts to supply Consultant with a business expenses credit card. For purposes of this Agreement the term "business expenses" shall mean food and lodging while Consultant travels on Corporation business, equivalent to Consultant's current standard of living, and reasonable travel expenses. First Class travel on transatlantic flights shall be deemed reasonable. Inter-European flights should be Economy Class, when available.

5. CONFIDENTIALITY; NON-SOLICITATION; CONTINUED ASSISTANCE. During the term of this Agreement, as extended from time to time, and for a period of 2 years with respect to subparagraphs (a)-(d), below, after the termination or expiration of this Agreement, whether by the Consultant or the Corporation, for any reason whatsoever, the Consultant warrants and agrees that:

(a) Non-Solicitation. With respect to any business or activity similar to or competitive with that of the Corporation only, the Consultant must not, except on behalf of the Corporation, directly or indirectly, contact or solicit business from any client of the Corporation, and the Consultant must not own, operate, manage, or render assistance to any facility or anyone else which contacts or solicits the clients of the Corporation in connection with activities competitive of that of the Corporation.

(b) Continued Assistance. The Consultant must assist the Corporation at such reasonable times as the Corporation may request, subject to reasonable availability, with respect to any continuing matters respecting the business of the Corporation, and he must assist the Corporation in maintaining relationships with those persons and firms with whom the Corporation has been doing business, including clients, vendors and others useful to the Corporation. If the Consultant's services with the Corporation has been terminated, the Consultant will be reimbursed for all expenses incurred on behalf of the Corporation and will receive compensation on an hourly basis at a rate no less than $100.00 per hour.

(c) Confidentiality. Except for information in the public domain and information authorized by the Corporation to be disclosed, the Consultant must not, for any reason or in any manner whatsoever use, communicate, divulge or otherwise exploit for his own benefit or for the benefit of any other person or entity any name, address or other sensitive business information concerning any employee, agent, client or any other confidential information of the Corporation or concerning any trade secret or information of a confidential nature relating but not limited to the ownership, operation or management of the business of the Corporation (including, without limitation, financial affairs, services, employees, employees' compensation, business strategies and contractual relationships). Information described in the preceding sentence is referred to collectively herein as "Restricted Information."

(d) Non-Interference. The Consultant must not, for any reason or in any manner whatsoever interfere with the Corporation's relationship with their Clients, employees, agents or referral sources. Without limiting the definition of "interference" and by way of example only, the following are agreed to constitute interference within the meaning of this Agreement if done without the express written consent of the Corporation, unless conducted within the normal scope of the Consultant's managerial duties for the benefit of the Corporation; (i) using or disclosing Restricted Information in any discussion or contacts with employees, agents or referral sources; (ii) commenting on the business practices, procedures or policies of the Corporation to any employee, agent or referral source of the Corporation; or, (iii) seeking to employ or engage or assisting any other person seeking to employ or engage any employee of the Corporation.

6. TERMINATION.

(a) Without Cause. This Agreement may not be terminated by either party hereto without "Cause."

(b) Death or Disability. This Agreement shall terminate automatically upon Consultant's death or disability. If this Agreement is terminated pursuant to this Section6 (b), the Corporation shall pay Consultant all Consultant Fees due to Consultant, if any, as accrued through the last day of the Agreement prior to termination. For purposes of this Agreement, "disability" shall mean any physical condition of the Consultant, which prevents the Consultant from performing his duties hereunder for 90 consecutive days.

(c) Termination For Cause. The Corporation may terminate the Agreement with the Consultant during the Term for "Cause" at any time upon notice to the Consultant. If this Agreement is terminated pursuant to this Section 6(c), the Corporation shall pay the Consultant all Consultant Fees due to the Consultant, if any, as accrued through the last day of the Agreement prior to termination. For purposes of this Agreement, the Corporation shall have "Cause" to terminate this Agreement if Consultant materially breaches this Agreement or commits any act of fraud, gross negligence or dishonesty, which has a material adverse effect on the Corporation. The Consultant may terminate this Agreement for "Cause" in the event the Corporation fails to timely pay the compensation due to Consultant set forth in Section 3, above.

7. MISCELLANEOUS.

(a) Survival. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties regarding the subject matter hereof and merges and supersedes any prior or contemporaneous agreements and understandings between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take. All waivers to be effective must be signed by the waiving party.

(e) Successors and Assigns. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, heirs, executors, beneficiaries, estates, personal representatives, legatees, successors and permitted assigns.

(f) Additional Acts. The Consultant and the Corporation each agrees to execute, acknowledge and deliver and file any and all further instruments, agreements or documents as may be reasonably necessary or expedient in order to consummate the transactions provided for in this Agreement and to carry out the purpose and intent of this Agreement.

(g) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or five (5) days after being deposited in the United States mail enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party.

To the Company:

Azur International Inc.
3326 Mary Street, Suite 602
Miami, FL 33133

To the Consultant:

Donald Goree
757 SE 17th Street #301
Ft. Lauderdale, FL 33136

(h) Severability. If any provision of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(i) Governing Law. This Agreement shall be governed by the laws of Florida without regard to the conflicts of law principles thereof.

(j) Jurisdiction. The parties hereby consent to the nonexclusive jurisdiction of the courts of Florida and waive any contention that any such court is an improper venue for enforcement of this Agreement. The prevailing party may recover attorneys' fees and other costs in any dispute or controversy arising under or in connection with this Agreement.

(k) Arbitration Provisions. Any and all disputes arising in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules"), by three (3) arbitrators, one (1) to be selected by each party to the dispute, and one (1) selected by the arbitrators selected by each of the parties to the dispute. The selection of the arbitrators shall be in accordance with the Rules. The place of arbitration shall be in Florida. The procedural law applicable to the dispute shall be the procedural rules of the applicable Florida court. The substantive law applicable to the merits of the case shall be Florida law as in effect at the date of this Agreement. The parties agree that the award of the arbitrators: shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it shall be made and shall promptly be payable in U.S. dollars free of any tax, deduction or offset; and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of any damages incurred for the breach or other violation of the Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the London Interbank Offering Rate ("LIBOR") per annum quoted for the corresponding period by Chase Manhattan Bank in the London Interbank Market of the United States Dollars for immediately available funds; provided, however, that in no event shall the rate of interest chargeable or collectible on any such award exceed the highest lawful rate permitted from time to time under Florida law. For purposes of determining the highest lawful rate, under Florida law, the parties hereby select the "indicated rate ceiling" as in effect from time to time during the periods in which such award remains unpaid. All notices by one party to the other, in connection with the arbitration, shall be in writing and shall be deemed to have been duly given or made if delivered, mailed by registered air mail, return receipt requested, or by facsimile transmission to the addresses set forth in Section 7 above.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.

AZUR INTERNATIONAL, Inc.,
a Nevada company

By:
Name: Albert J. Lazo
Title: Corporate Secretary

CONSULTANT:

Donald Gorce